Exhibit 99.1

St. Jude Medical, Inc. One Lillehei Plaza St. Paul, Minnesota 55117 (651) 483.2000 www.sjm.com
Contacts:	Angela Craig	Kathleen Janasz
	Investor Relations	Media Relations
	(651) 481-7789	(651) 415-7042

St. Jude Medical Reports First Quarter Results

St. Paul, Minn. – April 19, 2007 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the first quarter ended March 31, 2007.

First Quarter Results

The company reported net sales of $887 million in the first quarter of 2007, an increase of 13% compared to the $784 million in the first quarter of 2006. Favorable foreign currency translation comparisons increased first quarter sales by approximately $18 million.

Reported net earnings for the first quarter of 2007 were $146 million, or $0.41 per diluted share. This compares to reported net earnings for the first quarter of 2006 of $137 million, or $0.36 per diluted share.

Commenting on the first quarter results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “Our first quarter results reflect solid contributions from each of our major growth programs. The investments we made in new people, new products and new programs in 2006 already are beginning to favorably impact our results. St. Jude Medical is raising its guidance for consolidated earnings per share for the full year 2007 to the range of $1.72 to $1.77.”

Cardiac Rhythm Management (CRM)

Total Cardiac Rhythm Management sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $549 million for the first quarter of 2007, a 14% increase compared to the first quarter of 2006.

Of that total, ICD product sales were $302 million in the first quarter, a 15% increase over the comparable quarter of 2006.

First quarter pacemaker sales were $247 million, an increase of 12% from the comparable quarter of 2006.

Atrial Fibrillation (AF)

AF product sales for the first quarter totaled $93 million, a 26% increase over the first quarter of 2006.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $48 million in the first quarter of 2007, up 14% from the comparable quarter of 2006.

Cardiovascular

Total cardiovascular sales, which primarily include vascular closure and heart valve products, were $197 million for the first quarter of 2007, a 6% increase over the first quarter of 2006.

Sales of vascular closure products in the first quarter of 2007 were $90 million of total cardiovascular sales, a 7% increase over the first quarter of 2006.

Total heart valve product sales for the first quarter of 2007 were $72 million, a 4% increase over the first quarter of 2006.

Second Quarter and Full Year 2007 Revenue and Earnings Guidance

During a conference call today, St. Jude Medical will update its revenue expectations for several product categories and provide consolidated earnings guidance for the second quarter and full-year 2007.

The company expects its consolidated earnings for the second quarter of 2007 to be in the range of $0.42 to $0.44 per diluted share and is raising its estimates for consolidated earnings for the full-year 2007 to the range of $1.72 to $1.77.

Conference Call/Webcast

St. Jude Medical’s first quarter earnings call can be heard live today at 7:30 a.m. CT (also archived for 90 days) on the following website:

http://phx.corporate-ir.net/phoenix.zhtml?p=eventDetails&c=73836&eventID=1492507.

About St. Jude Medical

St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. Headquartered in St. Paul, Minn., St. Jude Medical employs more than 11,000 people worldwide. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings, and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Company’s Annual Report on Form 10-K filed on February 28, 2007 (see Item 1A on pages 13-20, and page 20 of Exhibit 13 to the Company’s Form 10-K). The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2007	April 1, 2006
Net sales	$886,978	$784,416
Cost of sales	238,977	208,447
Gross profit	648,001	575,969

Selling, general & administrative	328,340	284,208
Research & development	115,958	105,258

Operating profit	203,703	186,503
Other income (expense)	(5,168)	(704)
Earnings before taxes	198,535	185,799
Income tax expense	52,810	48,730
Net earnings	$145,725	$137,069

Diluted earnings per share	$0.41	$0.36

Weighted average shares outstanding-diluted	359,276	384,997

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	March 31, 2007	December 30, 2006
Cash & cash equivalents	$111,435	$79,888
Accounts receivable, net	905,093	882,098
Inventories	477,535	452,812
Other current assets	273,507	275,367
Property, plant & equipment, net	646,417	617,851
Goodwill	1,650,776	1,649,581
Other intangible assets, net	554,860	560,276
Other assets	286,341	271,921
Total assets	$4,905,964	$4,789,794

Short-term debt	$350,000	$0
Other current liabilities	535,903	676,207
Long-term debt	1,112,175	859,376
Deferred income taxes, net	162,033	163,336
Long-term other liabilities	218,488	121,888
Total equity	2,527,365	2,968,987
Total liabilities & equity	$4,905,964	$4,789,794